                                       1
Exhibit 99.2

                 Raytheon Employee Savings and Investment Plan
                              Financial Statements
                          to Accompany 1999 Form 5500
                     Annual Report of Employee Benefit Plan
                              Under ERISA of 1974
                      For the Year Ended December 31, 1999


The supplemental schedules to the Plan's Form 5500 are not required since the Plan's assets are held in a Master Trust. Accordingly, the Plan administrator must file detailed financial information, including the supplemental schedules, separately with the Department of Labor.

Report of Independent Accountants

To the Participants and Administrator of The Raytheon Employee Savings and Investment Plan

In our opinion, the accompanying statements of net assets available for plan benefits and the related statements of changes in net assets available for plan benefits present fairly, in all material respects, the net assets available for plan benefits of the Raytheon Employee Savings and Investment Plan (the "Plan") at December 31, 1999 and December 31, 1998, and the changes in net assets available for plan benefits for the year ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Notes A and K to the financial statements, the Plan was amended to merge and consolidate the Plan into the Raytheon Savings and Investment Plan.

PricewaterhouseCoopers LLP

Boston, Massachusetts
June 16,2000

              Statements of Net Assets Available for Plan Benefits

                        As of December 31, 1999 and 1998

                                              1999               1998
Assets
Master trust investments:
    At contract value (Notes B, E and M):
      Investment contracts                  $152,581,183       $ 20,713,337
      Common collective trust                  2,741,885            405,365
    At fair value (Notes B and M):
      Registered investment companies        189,241,065         31,699,672
      Common collective trust                 62,574,915         10,496,295
      Raytheon Company common stock           85,131,829          8,925,215
      Common stock                             7,967,256                  -
      Participant loans                       44,414,163          6,229,708
                                            ------------       ------------
                                             544,652,296         78,469,592
                                            ------------       ------------
Receivables:
    Employer contributions                     3,556,816                  -
    Accrued investment income and
          other receivables                      947,795             75,163
    Transfer receivable (Note J)                       -        210,313,280

Cash and cash equivalents                      9,876,650          2,117,237
                                            ------------       ------------
        Total assets                        $559,033,557       $290,975,272
                                            ------------       ------------

Liabilities

Payable for outstanding purchases           $    356,829       $     21,566
Accrued expenses and other payables              141,490             32,586
Transfer payable (Note K)                    558,535,238                  -
                                            ------------       ------------
        Total liabilities                   $559,033,557       $     54,152
                                            ------------       ------------
Net assets available for plan benefits      $          -       $290,921,120
                                            ============       ============


   The accompanying notes are an integral part of these financial statements.

         Statement of Changes in Net Assets Available for Plan Benefits

                      For the Year Ended December 31, 1999


Additions to net assets attributable to:
  Investment income (Notes B, E and M):
    Net depreciation of investments               $(39,103,026)
    Interest and dividends                          30,193,248
                                                  ------------
                                                    (8,909,778)
Contributions and deferrals:
    Employee deferrals                              44,477,008
    Employer contributions                          23,990,930
    Transfers (Note J)                             274,605,975
                                                  ------------
                                                   343,073,913

        Total additions                            334,164,135
                                                  ------------

Deductions from net assets attributable to:
    Distributions to participants                   50,443,869
    Administrative expenses                             72,190
    Transfers and Plan merger (Note I and K)       574,569,196
                                                  ------------

        Total deductions                           625,085,255
                                                  ------------

Decrease in net assets                            (290,921,120)

Net assets, beginning of year                      290,921,120
                                                  ------------
Net assets, end of year                           $          -
                                                  ============

Notes to Financial Statements

A.       Description of Plan

         General

         The following description of the Raytheon Employee Savings and Investment Plan (the "Plan") provides only general information. Participants should refer to the plan document for a complete description of the Plan's provisions. As more fully described in Note K, effective January 1, 2000 the participants and related account balances of the Plan were merged into the Raytheon Savings and Investment Plan (RAYSIP). The Plan's provisions were adopted by the RAYSIP and effective December 31, 1999 the Plan ceased to exist as a separate entity. As more fully described in Note J, effective January 1, 1999, the participants and related account balances of several defined contribution plans (collectively referred to as "Prior Plans") were merged into the Plan.

         The Plan is a defined contribution plan and covers the employees of the Raytheon Support Services Company and the Range Systems Engineer Support Company, respectively, wholly-owned subsidiaries of Raytheon Company (the "Company"). To participate in the Plan, eligible employees must have three months of service and may enter the Plan only on the first day of each month. Effective January 1, 1999, certain union employees of the former Raytheon Systems Company, Cedar Rapids, Inc. and Raytheon Aircraft Company who participated in Prior Plans were merged into the Plan and all eligible employees, including those from Prior Plans, may join the Plan immediately. In addition, the Raytheon Stock Ownership Plan for Specified Hourly Payroll Employees (referred to as the "Prior ESOP Plan") was merged into the Plan and created an additional employee stock ownership portion (ESOP) of the Plan.

         The purpose of the Plan is to provide participants with a tax-effective means of meeting both short and long-term investment objectives. The Plan is intended to be a "qualified cash or deferred arrangement" under the Internal Revenue Code (the "Code"). The ESOP is intended to be an employee stock ownership arrangement in compliance with all of the related requirements for a qualified stock bonus plan as defined in the Code. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

         The Plan's investments are combined with the investments of other similar defined contribution plans of the Company into the Raytheon Company Master Trust for Defined Contribution Plans (the "Master Trust"). The trustee of the Master Trust maintains a separate account reflecting the equitable share in the Master Trust of each plan.

         Investment income and administrative expenses relating to the Master Trust are allocated to the individual plan based upon average monthly balances invested by each plan.

         Contributions and Deferrals

         Effective January 1, 1999, eligible employees at certain divisions of the former Raytheon Systems Company may defer up to 20%, depending upon division. For 1999, the annual employee deferral for a participant would not exceed $10,000. Rollover contributions from other qualified plans are accepted by the Plan. In addition, for certain union employees at the former Raytheon Systems Company, Cedar Rapids, Inc. and Raytheon Aircraft Company, the Company will match amounts ranging from 1.5% to 4% of compensation. The Company match is participant directed at certain divisions. At divisions where the Company match is not participant directed, the match shall be made to the Raytheon Common Stock Fund and must be held in that fund until the beginning of the fifth plan year following the plan year for which the contribution was made. For certain divisions, the Company will also make qualified non-elective contributions (QNECs), employer contributions based on hours of service or percent of pay and/or ESOP contributions. When applicable, ESOP contributions are equal to one-half of one percent of the participant's compensation. The ESOP portion of the Plan provides for investment, primarily in Raytheon Company Class B common stock; however, as required by the Code, the Plan permits limited diversification after a participant attains age 55 or completes 10 years of plan participation (including participation in the Prior ESOP Plan).

         Participants may invest their deferrals in increments of 1% in any combination of fourteen funds. The investment objectives of the funds range from conservative investments with an emphasis on preservation of capital to equity investments with an emphasis on capital gains. The underlying assets that make up the funds include cash and equivalents, investment contracts, registered investment companies.

         Participant Accounts

         Each participant's account is credited with the participant's deferral, any applicable employer contributions (QNECs, matching contributions, employer or ESOP) and an allocation of Plan earnings. Plan earnings are allocated based on account balances by fund. Participant's accounts are debited with an allocation of Plan expenses.

         Vesting

         Participants are immediately vested in their voluntary deferrals and employer contributions plus actual earnings thereon for each participant who performs an hour of service or after January 1, 1999.

         Certain union employees at the former Raytheon Systems Company, Cedar Rapids, Inc. and Raytheon Aircraft Company, whose accounts merged into the Plan effective January 1, 1999, will retain the vesting schedule from their Prior Plan. Vesting requirements for employer contributions plus earnings thereon may vary depending upon when an employee became eligible to participate in the Prior Plan. Vesting generally occurs upon completion of five years of service or upon three years of Plan participation or upon retirement, death, disability, or attainment of normal retirement age. Forfeitures of the non-vested portions of terminated participants' accounts are used to reduce required contributions of the Company. During 1999, the total amount of forfeitures from the plan was $76,773.

         Distributions to Participants

         A participant may withdraw all or a portion of deferrals, employer contributions and related earnings upon attainment of age 59 1/2. For reasons of financial hardship, as defined in the plan document, a participant may withdraw all or a portion of deferrals. On termination of employment, a participant will receive a lump-sum distribution unless the vested account is valued in excess of $5,000, and the participant elects to defer distribution. A retiree or a beneficiary of a deceased participant may defer the distribution until January of the year following attainment of age 65.

         Loans to Participants

         A participant may borrow against a portion of the balance in the participant's account, subject to certain restrictions. The maximum amount of a loan is the lesser of one-half of the participant's account balance or $50,000. The minimum loan which may be granted is $500. The interest rate applied is equal to the prime rate published in the Wall Street Journal on the first business day in June and December of each year. Loans must be repaid over a period of up to five years by means of payroll deductions. In certain cases, the repayment period may be extended up to 15 years. Interest paid to the Plan on loans to participants is credited to the borrower's account in the investment fund to which repayments are made.

         Administrative Expenses

         The Plan participants pay substantially all expenses of administering the Plan.

B.       Summary of Significant Accounting Policies

         The accompanying financial statements are prepared on the accrual basis of accounting. The provisions of AICPA Statement of Position 99-3 were adopted in 1999 and prior period financial statements and disclosures have been reclassified where appropriate.

         The Plan's investment contracts and common collective trust are fully benefit-responsive and are therefore included in the financial statements at their contract value, defined as net employee contributions plus interest earned on the underlying investments at contracted rates. Contract value approximates fair value. Investments in mutual funds and the common collective trust are valued at the closing net asset value reported on the last business day of the year. Investments in securities (common stocks) traded on a national securities exchange are valued at the last reported sales price on the last business day of the year. Cash equivalents are short-term money market instruments and are valued at cost, which approximates fair value. Participant loans are valued at cost, which approximates fair value.

         Security transactions are recorded on the trade date. Except for its investment contracts (Note E), the Plan's investments are held in a trust. Payable for outstanding security transactions represent trades which have occurred but have not yet settled.

         The Plan presents in the statement of changes in net assets the net appreciation (depreciation) in the fair value of its investments, which consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments.

         Dividend income is recorded on the ex-dividend date. Income from other investments is recorded as earned on an accrual basis. Investment income includes both dividend and interest income.

         Benefits are recorded when paid.

         The preparation of the financial statements in conformity with generally accepted accounting principles requires the Plan administrator to make significant estimates and assumptions that affect the reported amounts of net assets and liabilities available for benefits at the date of the financial statements and the changes in net assets available for benefits during the reporting period and, when applicable, disclosures of contingent assets and liabilities at the date of the financial statements. Actual results could differ from the estimates included in the financial statements.

         The Plan provides for various investment options in any combination of stocks, bonds, fixed income securities, mutual funds and other investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit risk. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants' account balances and the amounts reported in the statement of net assets available for plan benefits and the statement of changes in net assets available for plan benefits.

C.       Investments

         There were no investment that represented 5% or more of the Plan's net assets at December 31, 1998 due to transfer receivable for $210,313,280 (Note J) which made all investments equal to less than 5% of the Plan's net assets. There were no investments that represented 5% or more of the Plan's net assets at December 31, 1999 as there were no net assets due to the Plan merger and consolidation into RAYSIP (Note K).

         During the year ended December 31, 1999 the Plan's investments experienced a net depreciation as follows:

Registered investment companies             $  7,294,448
Common collective trusts                      11,577,692
Raytheon Company common stock                (63,984,845)
Common stock                                   6,009,679
                                            ------------
                                            $(39,103,026)
                                            ============

D.       Nonparticipant-Directed Investments

         Information about the net assets and the significant components of the changes in net assets relating to the nonparticipant-directed investments is as follows:

                                         December 31,
                                            1999                 1998
Net assets:

  Raytheon Company common stock          $23,824,206         $43,673,432
  Cash and cash equivalents                1,171,865             601,053
                                         -----------         -----------
  Total                                  $24,996,071         $44,274,485
                                         ===========         ===========


                                           For the year ended
                                            December 31,1999

Changes in net assets:
  Contributions                              $  8,353,812
  Interest and dividends                            8,179
  Net depreciation of investments             (23,893,377)
  Distributions to participants                (2,782,479)
  Administative expenses                          (12,350)
  Net fund transfers                             (952,198)
                                             ------------
                                             $(19,278,413)
                                             ============

E.       Investment Contracts

         The Plan invests in collateralized fixed income investment portfolios which are managed by insurance companies and investment management firms. The credited interest rates are adjusted semiannually to reflect the experienced and anticipated yields to be earned on such investments, based on their book value. The annualized average yield and credited interest rates were as follows:

                                                     Annualized   Credited
                                                       average    interest
                                                        yield      rate
For the year ended December 31, 1999:

  Chase Manhanttan Bank (429666)                         5.69%     5.69%
  Deutsche Bank AG (FID-RAY-1)                           5.59%     5.59%
  Fidelity IPL (633-GCDC)                                5.75%     5.76%
  Fidelity STIF                                          5.22%     5.74%
  State Street Bank and Trust (99054)                    5.70%     5.70%
  Westdeutsche Landesbank (WLB 6173)                     5.69%     5.69%

For the year ended December 31, 1998:

  Banker's Trust (WBS 92-485)                            6.85%     6.85%
  Metropolitan Life Insurance Company (GIC GA-12908)     6.58%     6.58%
  Metropolitan Life Insurance Company (GIC GA-13659)     6.10%     6.10%
  Prudential Asset Management Company (GIC 917163-001)   6.75%     6.75%
  Connecticut General (GIC 0025174)                      5.58%     5.58%
  Fidelity IPL (633-GCDC)                                5.62%     5.62%
  Monumental Life Insurance Company
    (GIC BDA00463FR-00)                                  7.84%     7.84%

         The contract values are subject to limitations in certain situations including large workforce reductions and plan termination.

F.       Federal Income Tax Status

         The Internal Revenue Service has determined and informed the Company by letter dated June 1995 that the Plan and related trust are designed in accordance with applicable sections of the Code. The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Plan's legal counsel believe that the Plan is currently designed and being operated in compliance with applicable requirements of the Code.

G.       Plan Termination

         Although it has not expressed any intention to do so, the Company reserves the right under the Plan at any time or times to discontinue its contributions and to terminate the Plan subject to the provisions of ERISA. In the event of plan termination, after payment of all expenses and proportional adjustment of accounts to reflect such expenses, fund losses or profits, and reallocations, each participant shall be entitled to receive any amounts then credited to his or her account.

H.       Related Party Transactions

         The Plan's trustee is Fidelity Management Trust Company (the "Trustee"). The Trustee holds the funds for the Plan and is responsible for managing the Plan's investment assets, executing all investment transactions, recording approved transactions, and, therefore these transactions qualify as party-in-interest.

         In accordance with the provisions of the Plan, the Trustee acts as the Plan's agent for purchases and sales of shares of Raytheon Company common stock. These transactions are performed on a Master Trust level. For the Master Trust, purchases amounted to $721,986,347 and sales amounted to $204,780,412 for the year ended December 31, 1999.

I.       Transfers

         Transfers include transfers of participant accounts, individually and/or in groups, between the Plan and all other plans included in the Master Trust for those participants and/or groups of participants who changed plans during the year. Transfers also include transfers of participant accounts, individually and/or in-groups, between the Plan and similar savings plans of other companies for those participants who changed companies during the year.

J.       Transfer Receivable

         As part of an overall effort to minimize plan design differences and increase administrative efficiencies, the Board of Directors of Raytheon Company voted on December 16, 1998 to merge the participants and their account balances from several Prior Plans into the Plan. The Prior Plans ceased to exist on December 31, 1998 and effective January 1, 1999, the plan provisions of the Plan govern.

         The transfer receivable by Prior Plan at December 31, 1998 is as follows:

Raytheon Savings and Investment Plan for Specified
  Hourly Payroll Employees                                    $109,994,457
Raytheon Tucson Bargaining Unit Employees Savings
  and Investment Plan                                           46,783,076
Raytheon Savings and Retirement Plan (10014)                    18,676,997
Serv-Air, Inc. Savings and Retirement Plan                      18,053,874
Raytheon Stock Ownership Plan for Specified Hourly
  Payroll Employees                                             16,804,876
                                                              ------------
    Total                                                     $210,313,280
                                                              ------------

         Subsequent to December 31, 1998, the Plan and RAYSIP were further amended with respect to the transfer amounts related to certain Prior Plans covering hourly payroll employees. The amounts shown above for the Raytheon Savings and Investment Plan for Specified Hourly Payroll Employees and the Raytheon Stock Ownership Plan for Specified Hourly Payroll Employees were increased to reflect a complete transfer of those specific plans into the Plan. Additionally, certain unions from the E-Systems, Inc. Employee Savings Plan were also merged into RESIP. These changes resulted in a net increase in the actual transfer receivable to the Plan as of December 31, 1998 of $274,605,975. This amount is reflected in the 1999 transfer activity.

K.       Transfer Payable

         In a continuing effort to improve administrative efficiencies, the Plan was amended and effective January 1, 2000 was merged into and consolidated with RAYSIP. The Plan ceased to exist as a separate plan after December 31, 1999 and effective January 1, 2000 the provisions of the RAYSIP were modified to incorporate the Plan provisions related to Plan eligible and certain union employees. As of December 31, 1999 the transfer payable to the RAYSIP is $558,535,238. This represents a complete transfer of all assets and obligations related to the Plan.

L.       Subsequent Event

         On April 14, 2000, the Company signed a definitive agreement with Morrison Knudsen to sell all of the stock of Raytheon Engineers & Constructors, Inc. and several subsidiaries. Employees of Raytheon Engineers & Constructors enrolled in the Plan will consequently be treated as vested terminated employees effective on the closing date of the transaction.

M.       Master Trust

         The following is a summary of net assets available for plan benefits by Plan under the Master Trust of December 31, 1999:


                                                                                          Raytheon
                                                                        Raytheon          Savings and
                                                      Raytheon          Employee          Investment       Raytheon
                                                      Savings and       Savings and       Plan for         Defined
                                                      Investment        Investment        Puerto Rico      Contribution
                                                      Plan              Plan              Based            Master
                                                                                          Employees        Trust
           Assets
           Master trust investments:
             At contract value:
               Investment contracts                $1,365,686,304      $152,581,183      $  200,776      $1,518,468,263
               Common collective trust                 24,541,396         2,741,885           3,608          27,286,889
             At fair value:
               Registered investment companies      3,418,046,502       189,241,065         744,624       3,608,032,191
               Common collective trust                897,408,197        62,574,915         233,408         960,216,520
               Raytheon Company common stock          767,489,840        85,131,829         302,334         852,924,003
               Common stock                           279,907,944         7,967,256               -         287,875,200
               Participant loans                      224,811,843        44,414,163         126,313         269,352,319
                                                   --------------      ------------      ----------      --------------

               Total investments                    6,977,892,026       544,652,296       1,611,063       7,524,155,385
                                                   --------------      ------------      ----------      --------------

           Cash and cash equivalents                  108,497,715         9,876,650          28,117         118,402,482

           Receivables:
             Employer contributions                       456,290         3,556,816               -           4,013,106
             Accrued investment income and other
               receivables                              9,328,981           947,795           3,349          10,280,125
             Transfer receivable*                     558,535,238                 -               -         558,535,238
                                                   --------------      ------------      ----------      --------------

               Total assets                        $7,654,710,250      $559,033,557      $1,642,529      $8,215,386,336
                                                   --------------      ------------      ----------      --------------

           Liabilities
           Payable for outstanding purchases       $    3,078,603      $    356,829      $    1,287      $    3,436,719
           Accrued expenses and other payables          1,903,254           141,490             513           2,045,257
           Transfer payable*                                    -       558,535,238               -         558,535,238
                                                   --------------      ------------      ----------      --------------

               Total liabilities                   $    4,981,857      $559,033,557      $    1,800      $  564,017,214
                                                   --------------      ------------      ----------      --------------

           Net assets available for plan benefit   $7,649,728,393      $          -      $1,640,729      $7,651,369,122
                                                   ==============      ============      ==========      ==============
           Percentage of total trust assets           99.98%               0.00%            0.02%           100.00%



          * See Note K

         The following is a summary of net assets available for plan benefits by Plan under the Master Trust as of December 31, 1998:

                                                                                Raytheon
                                                                                Savings and
                                                               Raytheon         Investment
                                               Raytheon        Employee         Plan for     Other prior       Raytheon
                                               Savings and     Savings and      Puerto Rico  plans merged      Defined
                                               Investment      Investment       Based        December 31,      Contributions
                                               Plan            Plan             Employees    1998              Master Trust
           Assets
           Master trust investments:
             At contract value:
               Investment contracts         $  776,630,273   $ 20,713,337    $   87,670    $  521,071,601    $ 1,318,502,881
               Common collective trusts         15,198,859        405,365         1,716        10,197,509         25,803,449
             At fair value:
               Registered investment         1,144,209,772     31,699,672       575,071     1,522,564,673      2,699,049,188
                 companies
               Common collective trust         519,296,605     10,496,295       241,676       215,568,215        745,602,791
               Raytheon Company common         356,701,412      8,925,215       321,152       549,724,121        915,671,900
                 stock
               Common stock                              -              -             -       172,859,819        172,859,819
               Participant loans               127,374,239      6,229,708        37,300       117,046,618        250,687,865
                                            --------------   ------------    ----------    --------------    ---------------

               Total investments            2,939,411,160      78,469,592    $1,264,585    $3,109,032,556      6,128,177,893
                                            --------------   ------------    ----------    --------------    ---------------

           Cash and cash equivalents           80,249,335       2,117,237        13,742        64,877,770        147,258,084

           Receivables:
             Employer contributions                     -               -             -         3,595,261          3,595,261
             Accrued investment income and
               other receivables                3,214,568          75,163         2,417         4,247,441          7,539,589
             Transfer receivable*           3,824,865,272     210,313,280             -                 -      4,035,178,552
                                            --------------   ------------    ----------    --------------    ---------------
               Total assets                 $6,847,740,335   $290,975,272    $1,280,744    $3,181,753,028    $10,321,749,379
                                            --------------   ------------    ----------    --------------    ---------------

           Liabilities
           Payable for outstanding          $      861,953   $     21,566    $      776    $    1,047,830    $     1,932,125
             purchases
           Accrued expenses and other            1,415,440         32,586         1,019         1,353,322          2,802,367
             payables
           Transfer payable*                             -              -             -     3,179,351,876      3,179,351,876
                                            --------------   ------------    ----------    --------------    ---------------
               Total liabilities            $    2,277,393   $     54,152    $    1,795    $3,181,753,028    $ 3,184,086,368
                                            --------------   ------------    ----------    --------------    ---------------

           Net assets available for plan    $6,845,462,942   $290,921,120    $1,278,949    $            -    $ 7,137,663,011
              benefits                      ==============   ============    ==========    ==============    ===============
           Percentage of total trust assets         95.91%          4.07%         0.02%             0.00%            100.00%

         *  See Note J

         The following is a summary of investment income by Plan under the Master Trust for the year ended December 31, 1999:

                                                                                           Raytheon
                                                                                           Savings and
                                                                         Raytheon          Investment        Raytheon
                                                   Raytheon              Employee          Plan for          Defined
                                                   Savings and           Savings and       Puerto Rico       Contribution
                                                   Investment            Investment        Based             Master
                                                   Plan                  Plan              Employees         Trust
           Investment income:
             Interest and dividends               $ 422,485,598         $ 30,193,248      $  96,208         $ 452,775,054

             Net appreciation/(depreciation):
               Registered investment companies      133,664,027            7,294,448         43,969           141,002,444
               Common collective trusts             166,058,412           11,577,692         46,175           177,682,279
               Raytheon Company common stock       (498,666,117)         (63,984,845)      (240,144)         (562,891,106)
               Common stock                         189,763,388            6,009,679              -           195,773,067
                                                  -------------         ------------      ---------         -------------

                                                     (9,180,290)         (39,103,026)      (150,000)          (48,433,316)
                                                  -------------         ------------      ---------         -------------

               Total investment income/(loss)     $ 413,305,308         $ (8,909,778)     $ (53,792)        $ 404,341,738

                                                  =============         ============      =========         =============
